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                                                                    EXHIBIT 99.1

                           PERMIAN BASIN ROYALTY TRUST

                                                         NEWS RELEASE


                           PERMIAN BASIN ROYALTY TRUST
                      ANNOUNCES NOVEMBER CASH DISTRIBUTION


         DALLAS, TEXAS, NOVEMBER 17, 2003 - Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE - PBT), today declared a cash distribution to the holders of its units of beneficial interest of $0.060852 per unit, payable on December 12, 2003, to unit holders of record on November 28, 2003.

         This month's distribution increased from the previous month primarily due to decreased property tax payments and lower operating costs. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 61,010 bbls and 288,940 mcf. The average price for oil was $26.32 per bbl and for gas was $4.70 per mcf. This would primarily reflect production for the month of September. Capital expenditures were approximately $178,771. These numbers provided reflect what was net to the Trust.

         For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

                                      * * *


         Contact:   Ron E. Hooper
                    Senior Vice President
                    Bank of America, N.A.
                    Toll Free - 877.228.5085